Calculation of Filing Fee Tables
S-3
MacKenzie Realty Capital, Inc.
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
		Equity	Common Stock, $0.0001 par value per share (3)	457(o)
		Equity	Preferred Stock, $0.0001 par value per share (3)	457(o)
		Other	Warrants (3)(4)	457(o)
		Other	Units (3)(5)	457(o)
		Other	Rights (3)(6)	457(o)
Fees to be Paid	1	Unallocated (Universal) Shelf		457(o)			$ 75,000,000.00	0.0001531	$ 11,482.50
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 75,000,000.00		$ 11,482.50
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 11,482.50
Offering Note
[1]	1.The table lists each class of securities being registered and the aggregate proceeds to be raised in the offering and does not specify by each class information as to the amount to be registered or the proposed maximum offering price per security. Any securities registered hereunder for the offering may be sold separately or together in combination with other securities registered hereunder for the offering. Any securities registered hereunder may be sold separately or as units with any other securities registered hereunder. In no event will the aggregate offering price of all securities issued from time to time in the offering pursuant to the registration statement of which this Exhibit 107 is a part, exceed $75,000,000, inclusive of any exercise price thereof. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), the securities being registered hereunder also include such indeterminate number of securities as may be issued from time to time with respect to the securities being registered hereunder as a result of stock splits, stock dividends or similar transactions. 2.The proposed maximum offering price per security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to Instruction to the Calculation of Filing Fee Tables and Related Disclosure 2.A(iii)(b) of Item 16(b) of Form S-3 under the Securities Act. 3.The securities registered also include such indeterminate amounts and numbers of common stock, preferred stock, warrants, units or rights as may be issuable upon conversion, redemption, exchange, exercise or settlement of any securities registered hereunder, including under any applicable antidilution provisions. Pursuant to Rule 416(a) under the Securities Act, this registration statement on Form S-3 shall be deemed to cover any additional number of securities as may be offered or issued from time to time upon stock splits, stock dividends, recapitalizations or similar transactions. 4. Warrants may be sold separately or together with any of the securities registered hereby and may be exercisable for shares of common stock, preferred stock, rights or units registered hereby. Because the warrants will provide a right only to purchase such securities offered hereunder, no additional registration fee is required. 5. Because the units will provide a right only to purchase such securities offered hereunder, no additional registration fee is required. 6.Because the rights will provide a right only to purchase such securities offered hereunder, no additional registration fee is required.